Exhibit 99.1

News Release

General Inquiries: 877.847.0008

www.constellationenergypartners.com

Investor Contact:	Charles C. Ward
877.847.0009

Constellation Energy Partners Withdraws Proposals

Regarding Potential Change in Tax Election

HOUSTON—(BUSINESS WIRE)—Dec. 6, 2012—Constellation Energy Partners LLC (NYSE MKT: CEP) today announced that it has withdrawn two proposals from consideration at the company’s annual meeting, currently scheduled for Dec. 14, 2012, that would have facilitated an election by the company to be treated as a corporation rather than a partnership for income tax purposes.

The decision to withdraw the proposals comes after the company received a Class A Unitholder Ballot on Nov. 30, 2012 from Constellation Energy Partners Management, LLC (“CEPM”) indicating an election to vote all of the Class A units against both proposals. CEPM is a wholly owned affiliate of PostRock Energy Corporation.

The withdrawn proposals are Proposal Nos. 2 and 3 in the company’s proxy statement for the annual meeting, and these proposals will not be presented for a vote at the annual meeting.

Approval of the proposals would have required the affirmative vote of both the holders of a majority of the company’s common (or Class B) units outstanding and entitled to vote thereon, voting as a separate class, and the affirmative vote of the holders of a majority of the Class A units outstanding and entitled to vote thereon, voting as a separate class.

About the Company

Constellation Energy Partners LLC (www.constellationenergypartners.com) is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.